Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Zhaoju (“Kelly”) Shen, an individual residing in Georgia (“Consultant”), and Collab CA LLC, a California limited liability company (the “Company”), as of October 23, 2024 (the “Effective Date”). Consultant and the Company are sometimes referred to collectively in this Agreement as the “parties” or individually as a “party.”

Recitals

A. Consultant is an entrepreneur who invests in multifamily real estate and an influencer on YouTube.

B. The Company is a property tech company specializing in multifamily property management (the “Business”). The Company has developed a proprietary community-based property management system for use at multifamily properties (the “Community-Based System”).

C. The Company currently manages 14 multifamily properties in three states and desires to grow the Business significantly by adding 2,000 units under management by year end 2024, an additional 10,000 units during 2025, and an additional 25,000 units during 2026.

D. The Company wishes to engage Consultant to develop the Business by promoting the Business as an influencer and introducing the Company to owners of multifamily property seeking independent management, and Consultant desire to provide the Services for the benefit of the Company, all on the terms and conditions set forth herein.

Agreement

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Consulting Relationship. The Company hereby retains Consultant to provide the services described herein to the Company and its affiliated entities (“Affiliates”), on the terms and conditions of this Agreement, and Consultant hereby accepts such retention. Consultant shall officially report to Qian Wang and may use the title “Chief Business Development Officer” or “CBDO” in providing the services described in Section 3(a) below.

2. Certain definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Customer” means an owner or operator of a Multifamily Property identified by Consultant that has duly executed and delivered to the Company a Property Management Agreement.

(b) “Designated State” means one or more states or territories of the United States (including the District of Columbia) that is identified by the Company to Customer from time to time as a location in which it is willing to operate. The initial Designated States are California, Massachusetts and New Jersey.

(c) “Good Standing” means that all of the following are met with respect to any Customer: the Property Management Agreement with such Customer is in full force and effect; Customer has not materially breached the Property Management Agreement; Customer is current in the payment of all amounts due to the Company and its Affiliates, provided that any minor discrepancies and disputes over amounts not exceeding 5% of the total due shall not affect the Customer’s status; and there are no other unresolved dispute(s) of a material nature between the Company or its Affiliates and the Customer under the Property Management Agreement.

(d) “Identify” or “identified by” or words of similar import mean that Consultant has notified the Company in writing that Consultant has contacted, or has been contacted by, a named potential Customer who, previous to such identification, was not a customer of the Company or independently identified by the Company. Consultant shall provide written notice to the Company (which may be by email) identifying each potential Customer within two (2) business days of such identification.

(e) “Management Fee” means the fee payable by a Customer to the Company or its Affiliates under a Property Management Agreement, as such Management Fee is defined under such Property Management Agreement, to the extent such fee is based on gross collections, gross revenue, or similar measure, excluding in all instances any other fee earned by or paid to the Company under the Property Management Agreement, such as (by way of example and not of limitation) a construction management fee, project management fee, leasing fee, or reimbursement of expenses.

(f) “Multifamily Property” means a multifamily apartment building or complex located in a Designated State that is owned or operated by a Customer.

(g) “Property Management Agreement” means a contract between the Company or its Affiliate and a Customer for deployment of the Community-Based System at a Multifamily Property. A Property Management Agreement is deemed effective (“Effectiveness”) on the date the Community-Based System becomes fully operational at such Multifamily Property.

(h) “Unit” or “Units” means those individual apartments in a Multifamily Property that are subject to an Effective Property Management Agreement.

3.	Services.

(a) Description of Services. During the term of this Agreement, Consultant shall provide the following services to the Company (collectively, “Services”), together with such other Services as may be reasonably requested by the Company from time to time:

●	Identify and pursue opportunities for the Business to enter into a new Property Management Agreement with potential Customers in a Designated States

●	Introduce potential Customers to the Company’s products using Marketing Materials (defined below) provided by the Company

●	Introduce potential Customers to the relevant account manager at the Company

●	Develop and implement business development strategies that align with the Company’s business goals and objectives

●	Assist the Company to develop and execute a strategic social media presence to build brand awareness and grow the Business

●	Report all Customer feedback to the Company

●	Develop and maintain strong relationships with Customers and potential Customers

●	Provide strategic input to the executive team on market dynamics and competitive landscape

(b) Marketing Materials. The Company will prepare and supply to Consultant from time to time marketing materials, commercial terms or forms of agreements, services lists, and descriptions of the Company, the Business, and the Community-Based System, as the Company may approve from time to time to be used for promotion and for presentation to Customers or potential Customers (the “Marketing Materials”). Consultant shall use only the Marketing Materials in communications with Customers and potential Customers, and shall not present to any Customer or potential Customer any third-party materials or make any statements that differ from or are inconsistent with the Marketing Materials. All summaries of Marketing Materials, all scripts to be used by Consultant, and all other Consultant-generated materials shall be submitted by Consultant for the Company’s prior written approval. At the request of the Company, Consultant shall disclose to potential Customers the fees to be earned by Consultant pursuant to this Agreement.

(c) Monthly Plan. Not later than the second (2nd) business day of each calendar month, Consultant shall submit to Qian Wang a monthly business development work plan for such month that includes targeted markets, clients, and high-level project details. Consultant shall only proceed with the execution of the work plan upon receiving approval from the Company, which will be provided with comments, if any, within five (5) business days after the plan's submission. Failure to timely reply in writing shall be deemed approval of the work plan.

4.	Compensation.

(a) Commission. Subject to Article 7 below, the Company shall pay to Consultant a commission (the “Commission”) equal to ten percent (10%) of the Management Fee received by the Company from each Customer for so long as such Customer remains a Customer of the Company in Good Standing, payable as follows:

(i) within seven (7) business days following the Effectiveness of a Property Management Agreement, the Company shall pay to Consultant, by check or electronic transfer to an account designated by Consultant, the sum of Ten Thousand Dollars ($10,000), as an advance of the Commission (the “Advance”) payable against the first One Hundred Thousand ($100,000) in Property Management Fees received by the Company from such Customer;

(ii) at such time as the Company has collected One Hundred Thousand Dollars ($100,000) in Property Management Fees from such Customer, Consultant shall thereafter be entitled to receive the Commission on a monthly basis, paid in arrears but not later than the last day of the succeeding calendar month (in other words, a Commission earned for the month of May shall be paid no later than June 30). For avoidance of doubt, an Advance shall be payable once with respect to each Customer regardless of the number of Multifamily Properties managed by the Company for such Customer from time to time;

(iii) subject to approval by the Board of Directors (the “Board”) of Collab Z Inc., a Nevada corporation and Affiliate of the Company (“Collab Z”), the Company anticipates that Collab Z shall grant Consultant in writing the right to acquire Seven Hundred Fifty (750) shares of Collab Z common stock for each Five Hundred (500) Units subject to an Effective Property Management Agreement (each, a “Grant”). A Grant may be of a stock option, restricted stock, restricted stock unit, or similar instrument created and governed by the terms and conditions of an equity incentive plan to be adopted by Collab Z pursuant to applicable law and the Grant agreement executed by Consultant thereunder (collectively, the “Plan”). Each Grant agreement will include a four-year vesting schedule, forfeiture upon termination for Cause, customary representations and warranties of Consultant, and at-cost repurchase rights of the Company, and shall be subject to the other terms and conditions of the Plan. Upon issuance to Consultant of any shares of stock of Collab Z, at the request of Collab Z, Consultant agrees to enter into, execute and deliver any then-effective stockholder agreement, lock-up agreement, or other agreement applicable generally to the holders of Collab Z common stock (“Stockholder Agreement”).

(b) Monthly Statement. Consultant shall submit to the Company, within five (5) days following the end of each calendar month during which Consultant provides Services, statement that includes (a) the period covered by the statement, (b) a brief description of the Services performed during the month and the date of performance thereof, and (c) an identification of each potential Customer whom Consultant contacted, or who contacted Consultant, during such period for the purpose of promoting the Company’s Community-Based System. Each statement must be acceptable to the Company in description and detail.

(c) Reimbursement of Expenses. The Company shall reimburse Consultant only for extraordinary out of pocket costs and expenses that are approved in advance by the Company.

(d) Survival. The provisions of this Section 4 shall survive the expiration or termination of this Agreement.

5. Standard. Consultant shall perform the Services in a reasonable manner and in accordance with the highest professional standards.

6. Location of Services. Consultant will exclusively determine the method, details, and means of performing the Services. Consultant will additionally determine the method, details, and means of performing the Services; provided, however, that the Company may establish milestones for Consultant’s performance of the Services. Consultant may perform the Services at any place or location that Consultant determines is most suitable. Consultant may use the Berkeley, California office on occasion but will check with its manager before using such facility.

7.	Termination.

(a) Convenience. Either Consultant or the Company may terminate this Agreement for convenience at any time and for any reason (or no reason) (“Convenience”) upon thirty (30) days’ prior written notice to the other party.

(b) Cause. The Company may terminate this Agreement with immediate effect upon the occurrence of an event that constitutes Cause, subject to cure thereof to the extent provided herein. For purposes of this Agreement, “Cause” shall mean (i) a material breach by Consultant of any provision of this Agreement (other than as provided in clause (iv) below), (ii) Consultant’s willful misconduct or gross negligence in the performance of the Services, (iii) commission of any act (whether in connection with performance of the Services or otherwise in Consultant’s business), that, if Consultant were prosecuted therefor, would constitute a felony, a crime involving dishonesty, fraud, larceny or misappropriation of funds, or any other crime that subjects, or if generally known would subject, the Company to public ridicule or embarrassment; or (iv) if Consultant breaches the provisions of Sections 9 or 10 below or the provisions of any additional written confidentiality, invention assignment, or intellectual property protection agreement between Consultant and the Company; provided, however, that an event or condition described in clauses (A) or (B) shall not constitute Cause unless Company gives Executive written notice of its intention to terminate this Agreement for Cause detailing the grounds for such termination and such grounds for termination (if susceptible to correction) are not corrected by Executive to the reasonable satisfaction of the Company within fourteen (14) days following delivery of such notice.

(c)	Consequences of Termination.

(i) General. Upon termination of this Agreement by the Company or Consultant for Convenience pursuant to Section 7(a), the Company shall pay to Consultant such amounts as may be due and owing to Consultant pursuant to Section 4 above through the date of termination, and Consultant shall make reasonable efforts to complete all Services and shall deliver to the Company all work product, status updates, and all related materials.

(ii) Commission. Upon termination of this Agreement by either party for Convenience, Consultant shall be entitled to be paid the Commission for one (1) year following such termination for each then-existing Customer of the Company that was a Customer in Good Standing as of the date of termination (an “Existing Customer”), so long as during such one-year period such Customer remains in Good Standing, and if at any time during such one-year period an Existing Customer ceases to be a Customer of the Company for any reason, entitlement to the Commission with respect to such Customer automatically shall cease. Upon termination of this Agreement by the Company for Cause, Consultant’s entitlement to Commission shall cease as of the earlier of the date of termination or commission of the event that constitutes Cause.

(iii) Grants. Upon termination of this Agreement by either party for Convenience, Consultant shall be entitled to retain and/or exercise such portion of each Grant as is then vested, for such period and on such terms as may be provided in the Plan, and all unvested shares or rights of Consultant under each Grant shall thereupon be forfeited. Upon termination of this Agreement by the Company for Cause, all vested and unvested options, shares or rights under any Grant then held by Consultant shall automatically be forfeited and terminated as of the earlier of the date of termination or commission of the event that constitutes Cause. Upon any termination of this Agreement, any shares of common stock then held by Consultant shall be subject to the provisions of any Stockholder Agreement then in effect.

8. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a) No Authority. Consultant shall have no authority to enter into contracts that bind the Company or to create any other obligation on the part of the Company. For avoidance of doubt, Consultant shall not make any commitment to a potential Customer on behalf of the Company that the Company will enter into any particular Property Management Agreement, and only the Company may execute a Property Management Agreement.

(b) No Benefits. Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits.

(c) Withholding; Indemnification. Consultant will be responsible for paying all state and federal taxes as required by law arising out of this Agreement. The Company will not (i) withhold any state or federal income taxes or contributions from Consultant’s payments or (ii) make any state or federal benefit or insurance contributions on behalf of Consultant. Consultant agrees to indemnify, defend, and hold the Company harmless from any obligation or liability to tax or other authorities for any deductions, taxes, or other obligations of Consultant arising from or relating in any way to the Services. The provisions of this Section 8(c) will survive termination of this Agreement.

9. Consulting or Other Services for Competitors. The Company acknowledges that Consultant provides consulting services to other clients and agrees that Consultant may provide consulting or other services to any person or entity, so long as the business of such person or entity is not competitive in any material respect with the Business in any Designated State that the Company has previously identified as a Designated State in writing to the Consultant and where the Company has at least one (1) active Customer.

10. Confidentiality; Invention Assignment. Company shall own, and Consultant shall and hereby does assign to Company, all intellectual property and related rights throughout the world that arise in whole or part out of, or in connection with, the Services. Consultant agrees that all of the foregoing, and all other non-public business, technical and financial information Consultant obtains from the Company or learns in connection with the Services, including with respect to the Company’s Affiliates, constitutes “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information; provided, that Consultant shall not be so obligated with respect to information that (i) is or becomes readily publicly available without restriction through no fault of Consultant, or (ii) Consultant obtained from a third party not in violation of its confidentiality obligations. Upon termination or as otherwise requested by Company, Consultant will promptly return to the Company or certify the destruction (or permanent erasure) of all items and copies containing or embodying Proprietary Information. Notwithstanding the foregoing nondisclosure obligations, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant agrees that the obligations imposed under this Section 10 are necessary and reasonable in order to protect the Company and the Proprietary Information, and that monetary damages would be inadequate to compensate the Company for any breach by Consultant of any covenants and agreements set forth in this Section 10. Accordingly, Consultant agrees that any such violation or threatened violation will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company will be entitled to obtain injunctive relief against the threatened breach of this Section 10 or the continuation of any such breach, without the necessity of proving actual damages. Any failure by the Company and/or the Company Parties to enforce rights held by them under this Section 10 will not constitute a waiver of such rights. Consultant agrees, upon request of the Company, and without additional consideration, to enter into a form of confidential information and invention assignment agreement adopted by the Board for employees and consultants of the Company. The provisions of this Section 10 shall survive expiration or termination of this Agreement.

11. Indemnification; Limitation of Liability. Consultant shall indemnify the Company against all costs, fees, expenses, judgments, penalties and damages, including reasonable attorneys’ fees, (collectively, “Damages”) incurred in connection with any claim, demand, and pending or threatened proceeding, including any expenses of establishing a right to indemnification hereunder (each, a “Claim”), to the extent (i.e., for that portion) attributable to (a) the gross negligence or intentional misconduct of Consultant in providing Services to or on behalf of the Company pursuant to this Agreement, (b) Consultant’s compliance with all legal requirements related to the operation and conduct of Consultant’s consulting business, and (c) arising out of Consultant’s breach of the provisions of Section 10 above or upon termination for Cause. The provisions of this Section 11 shall survive termination of this Agreement.

12.	Miscellaneous.

(a) Amendment. Any term of this Agreement may be amended or waived only with the written consent of each of the parties.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient (i) upon receipt, when delivered personally or by courier, overnight delivery service, or confirmed e-mail, or (ii) 72 hours after being sent by USPS Priority Mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or email address as set forth below, or as subsequently modified by written notice.

(d) Assignment; Consultant’s Employees. The Company is entering into this Agreement in order to secure the Services of Consultant. Consultant shall not assign or delegate her duties or obligations hereunder to any other person, and shall not employ any person or agent to perform such duties or obligations, without the prior written consent of the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws.

(f) Resolution of Disputes. Any controversy or dispute between the parties that arises out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of party hereunder, shall be submitted to binding arbitration by JAMS in Alameda County or Contra Costa County, California. The arbitrator shall issue a written opinion of his or her decision, which shall be based on the substantive laws of the State of Nevada. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party except (i) an action to compel arbitration pursuant to this Section 12(f), (ii) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 12(f), or (iii) an action in equity for a preliminary or permanent injunction pursuant to Section 10 above.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(i) Advice of Counsel. Each party acknowledges that, in negotiating and executing this Agreement, such party has obtained, or has adequate opportunity to obtain, the advice of independent legal counsel, and that the terms of this Agreement shall not be construed against the party preparing this Agreement or any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of October 23, 2024.

COMPANY:	COLLAB CA LLC,
a California limited liability company

	By:	/s/ Aileen Lai
	Name:	Aileen Lai
	Title:	Manager
10/23/2024

CONSULTANT:	/s/ Zhaoju (“Kelly”) Shen
Zhaoju (“Kelly”) Shen
10/23/2024